                                D.G. JEWELRY INC.
                               1001 Petrolia Road
                             Toronto, Canada M3J 2X7
                                  -------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 16, 2001

TO THE SHAREHOLDERS OF D.G. JEWELRY INC.:

         NOTICE IS HEREBY GIVEN, that the Annual Meeting of Shareholders of D.G. Jewelry Inc. (the "Meeting") will be held at 1:00 p.m. on August 16, 2001 at the offices of D.G. Jewelry Inc. (the "Company"), at 1001 Petrolia Road, Toronto, Ontario M3J 2X7, for the following purposes:

1. To elect the Board of Directors of D.G. Jewelry Inc. for the ensuing year;

2.       To approve the 2001 Stock Option Plan;

3. To ratify the appointment of Solursh, Feldman & Partners, LLP, Chartered Accountants, as the Company's independent chartered accountants for the ensuing year; and

4. To transact such other business as may properly come before the Meeting and any continuations and adjournments thereof.

         Shareholders of record at the close of business on June 21, 2001 are entitled to notice of and to vote at the Meeting.

         In order to ensure a quorum, it is important that Shareholders representing a majority of the total number of shares issued and outstanding and entitled to vote, be present in person or represented by their proxies. Therefore, whether you expect to attend the meeting in person or not, please sign, fill out, date and return the enclosed proxy in the self-addressed, postage-paid envelope also enclosed. If you attend the Meeting and prefer to vote in person, you can revoke your proxy.

         In addition, please note that abstentions are included in the determination of the number of shares present and voting, for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are not counted as voted either for or against a proposal.

By Order of the Board of Directors,

Samuel Jacob "Jack" Berkovits
Chairman, Chief Executive Officer and President
July 17, 2001

                                D.G. JEWELRY INC.
                               1001 PETROLIA ROAD
                             TORONTO, CANADA M3J 2X7
                         -------------------------------
                                 PROXY STATEMENT
                         -------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 16, 2001


         This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of D.G. Jewelry Inc. (the "Company"), for use at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on August 16, 2001 at 1:00 p.m. at the Company's offices at 1001 Petrolia Road, Toronto, Canada M3J 2X7, and at any continuation and adjournment thereof. Anyone giving a proxy may revoke it at any time before it is exercised by giving the Chairman of the Board of Directors of the Company written notice of the revocation, by submitting a proxy bearing a later date or by attending the Meeting and voting. This statement, the accompanying Notice of Meeting and form of proxy have been first sent to the Shareholders on or about July 20, 2001.

         In addition, please note that abstentions are included in the determination of the number of shares present and voting, for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are not counted as voted either for or against a proposal.

         All properly executed proxies on the enclosed form, which are not revoked and which are received in time will be voted in accordance with the Shareholder's directions, and unless contrary directions are given, will be voted for the proposals described below.

                             OWNERSHIP OF SECURITIES

         Only Shareholders of record at the close of business on June 21, 2001, the date fixed by the Board of Directors in accordance with the Company's By-Laws, are entitled to vote at the Meeting. As of June 21, 2001, the Company had 6,652,405 Common Shares issued and outstanding.

         Each outstanding Common Share is entitled to one vote on all matters properly coming before the Meeting. A majority of the outstanding Common Shares is necessary to constitute a quorum for the Meeting.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth as of June 21, 2001, the names and beneficial ownership of the Company's common shares beneficially owned, directly or indirectly, by (i) each person who is a director and/or executive officer of the Company, (ii) all directors and executive officers of the Company as a group, and (iii) all holders of five percent (5%) or more of the outstanding common shares of the Company.

 Names and Address of                           Amount and Nature of    Percentage of Shares
  Beneficial Owner(1)                          Beneficial Ownership(2)      Outstanding
  ------------------                           -----------------------      -----------

Jack Berkovits (9) .................................     3,685,900(3)          53.7%

The Berkovits Family Trust .........................       426,000              6.4%

Sheba Berkovits ....................................       816,000(4)          12.3%

Leonard Fasullo ....................................        35,500(5)             *

Theodore Bonsignore(9) .............................        20,000(6)             *

Myer Feiler(9) .....................................        83,500(7)           1.3%

Jay M. Kaplowitz (9) ...............................         2,500(8)             *

Steven Reichmann (9) ...............................         2,500(8)             *

Andrew R. Reiser (9) ...............................         2,500(8)             *

Ralph E. Lean, Q.C.(9) .............................         2,500(8)             *

Anca Periet ........................................        56,250(10)            *

Ben Tzion Berkovits ................................       163,000(11)          2.4%

Michael P. Johns ...................................         1,250(12)            *

Bruce Fleischer ....................................         5,500(13)            *

Kenneth H. Saul ....................................         5,000(14)            *

Michael B. McElligott ..............................     1,191,051(15)         17.9%
85 Dudley Road
Billerica, MA 01821-4132

All directors and executive officers, and
5% shareholders, as a group, sixteen persons .......     5,256,951(16)         75.0%


* Less than one percent (1%).

(1) Except as set forth above, the address of each individual is 1001 Petrolia Road, Toronto, Ontario, Canada M3J 2X7.

(2) Based upon information furnished to the Company by either the directors and executive officers or obtained from the stock transfer books of the Company. The Company has been advised that these persons hold the sole voting and dispositive power with respect to the Common Shares except as noted herein. For purposes of computing 'beneficial ownership' and the percentage of outstanding Common Shares held by each person or group of persons named above as of the date of this Proxy Statement, any security which such person or group of persons has the right to acquire within sixty days after such date is deemed to be outstanding for the purpose of computing beneficial ownership and the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of June 21, 2001, the Company had 6,652,405 Common Shares outstanding.

(3) Includes (i) 426,000 Common Shares owned by the Berkovits Family Trust of which Mr. Berkovits and his wife are co-trustees; (ii) 390,000 Common Shares owned by his wife individually and (iii) 207,750 shares issuable upon options that are currently exercisable or exercisable within the next sixty days. Does not include an aggregate of 397,500 Common Shares owned by two of Mr. Berkovits' sons who are independent of their father.

(4) Includes 426,000 Common Shares owned by the Berkovits Family Trust of which Ms. Berkovits is a co-trustee. Ms. Berkovits is the wife of Jack Berkovits.

(5) Includes 5,500 Common Shares issuable upon the exercise of options which are currently exercisable or exercisable within the next sixty days.

(6) Includes 16,250 Common Shares issuable upon the exercise of options which are currently exercisable or exercisable within the next sixty days.

(7) Includes 58,750 Common Shares issuable upon the exercise of options which are currently exercisable or exercisable within the next sixty days.

(8) Includes 2,500 Common Shares issuable upon the exercise of options which are currently exercisable or exercisable within the next sixty days.

(9)      Director or Director Nominee.

(10) Includes 31,250 Common Shares issuable upon the exercise of options which are currently exercisable or exercisable within the next sixty days.

(11) Includes 27,500 Common Shares issuable upon the exercise of options which are currently exercisable or exercisable within the next sixty days.

(12) Includes 1,250 Common Shares issuable upon the exercise of options which are currently exercisable or exercisable within the next sixty days.

(13) Includes 5,500 Common Shares issuable upon the exercise of options which are currently exercisable or exercisable within the next sixty days.

(14) Includes 2,500 Common Shares issuable upon the exercise of options which are currently exercisable or exercisable within the next sixty days.

(15) Includes 603,846 shares owned by McElligott Associates Trust, Money Purchase Pension Plan, dated 01/01/83 of which Mr. McElligott is trustee.

(16) Such number of shares has been calculated to account for the indirect beneficial ownership by Mr. Berkovits and Ms. Berkovits of the 426,000 shares owned by the Berkovits Family Trust, so that the 426,000 shares have only been counted once in calculating the aggregate number of shares held by officers, directors and 5% shareholders as a group. Such number of shares has also been calculated to account for the indirect beneficial ownership by Mr. Berkovits of the 390,000 shares owned by his wife, Sheba Berkovits, so that the 390,000 shares have only been counted once in calculating the aggregate number of shares held by officers, directors and 5% shareholders as a group. Such number of shares also includes the numbers of shares referred to in the above notes, totaling 358,750, which are issuable upon the exercise of options which are currently exercisable or exercisable within the next sixty days, and the percentage reflects that fact.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         Seven directors are to be elected at the Meeting to hold office until the next meeting of Shareholders or until their successors have been duly elected and qualified. The election of directors requires the affirmative vote of at least the majority of Common Shares present or represented at a meeting at which a quorum is present or represented.

         The By-Laws of the Company provide that the authorized number of directors shall be as set by the Board of Directors but shall not be less than one or more than ten. The By-Laws require that a majority of the Company's directors be Canadian residents. The directors hold office until the next annual meeting of Shareholders and until their successors have been elected and qualified. There are no agreements with respect to the election of directors. The Company has not to date paid directors fees for service on the Board of Directors or any committee thereof.

                            Shareholder Vote Required

         The election of the directors will require the affirmative vote of the majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors.

The Board of Directors recommends a vote for election to the Board of Directors of the Company of each of the following Director Nominees.


                                                     Position with the                   Position Held
                  Name                  Age              Company                             Since

Samuel J. Berkovits..................    49         Chairman of the Board, CEO and            1979
                                                    President

Myer Feiler..........................    48         Director                                  1998

Theodore L. Bonsignore...............    54         General Manager - Diamonair,              1998
                                                    Director

Jay M. Kaplowitz.....................    54         Director                                  2000

Steven Reichmann.....................    40         Director                                  2000

Andrew R. Reiser.....................    43         Director                                  2001

Ralph E. Lean, Q.C...................    55         Director                                  2001

--------------------------------------------------------------------------------

         Samuel Jacob "Jack" Berkovits has served as President and a director of the Company since 1979. He is a founding member of the Jeweler's Vigilance Committee (Canadian Jeweler's Association) and is active in community affairs. Mr. Berkovits became a member of the Canadian Institute of Chartered Accountants in 1976. He practiced as an accountant in Montreal from 1972 to 1977 when he joined the Company.

         Theodore L. Bonsignore has served as General Manager of Diamonair since May 1998 and as a director since July 1998. Mr. Bonsignore works for the Company an average of between fifteen to twenty hours a week and also operates T.L. Bonsignore Management and Advisory Services, a consulting firm specializing in the jewelry industry. From 1975 to 1997, Mr. Bonsignore was employed by Krementz & CO., a jewelry manufacturer, serving as President since 1990. Mr. Bonsignore has been a director of the Jewelers Board of Trade since 1990 and served as its Chairman from 1998 until February 2000. Mr. Bonsignore is a certified public accountant. Mr. Bonsignore will be nominated to serve as a director at the Company's annual meeting.

         Myer Feiler has been a director of the Company since July 1998. Mr. Feiler has served as President of Carmen Incorporated, one of the largest jewelry companies in Canada since 1993. Mr. Feiler has worked at Carmen Incorporated since 1979.

         Jay M. Kaplowitz is a founding partner of the law firm Gersten, Savage & Kaplowitz, LLP, the Company's Securities Counsel in the United States. Mr. Kaplowitz has more than twenty-five years experience in corporate, banking and securities law. He has negotiated and structured numerous financial and business transactions and has extensive expertise in public and private equity and debt offerings. He received a JD from Boston University, and a BA from the Brooklyn College, City University of New York.

         Steven Reichmann is the founder and Executive Vice President of Everest Broadband Networks Canada Ltd. ("EBN"). EBN provides telecommunications services, primarily high-speed inter-net applications and telephone and video services to occupants of multi-tenant office and residential buildings, and hotel properties. Mr. Reichmann is a member of EBN's Real Estate Advisory Board. Prior to his founding of EBN, Mr. Reichmann was the Vice President of Corporate Expansion and Acquisition of Olympia Tile International, a family-owned business, where his objective was the increase business operations throughout North America. He received an MBA from York University, Toronto in 1988.

         Andrew R. Reiser was appointed a Director on January 25, 2001. Mr. Reiser is currently Managing Director - Corporate Finance of Donald & Co. Securities Inc., New York, New York, a full service investment bank and retail and institutional brokerage firm with regional offices throughout the United States. Mr. Reiser's responsibilities with Donald & Co. include management of all aspects of corporate financing including initial public offerings, follow-on offerings, private placements and advisory services. Additional responsibilities include development of institutional clientele and contacts, coordination of syndications of offerings and arranging analyst coverage. As well, Mr. Reiser has provided advisory services such as merger and acquisition analysis, preparation of fairness opinions and valuations, and corporate development and strategic planning.

         Ralph E. Lean, Q.C. was appointed a Director on May 30, 2001. He is a senior partner in the Toronto legal firm of Cassels, Brock and Blackwell, LLP. He has advised business clients from multi-nationals to entrepreneurs with respect to a full range of business law issues, and works closely with clients dealing with the municipal, provincial and federal levels of government. Mr. Lean serves on the boards of many Canadian public and private companies as well as many charitable corporations. He received an Honours BA in Business Administration from the University of Western Ontario, London, Ontario, and received his LL.B. from Osgoode Hall Law School, York University, Toronto. He was called to the bar in Ontario in 1973.

Audit and Compensation Committees

        The Audit Committee currently consists of Messrs. Reiser, Lean and Feiler. All of such persons are independent directors as defined by Nasdaq. The Company has adopted an audit committee charter in compliance with SEC and Nasdaq requirements. A copy of the audit committee charter is provided as Exhibit B.

         The responsibilities of the Audit Committee include recommending to the board of directors the firm of independent auditors to serve the Company, reviewing the independent auditors reports, services and results of audit, and reviewing the scope, results and adequacy of our internal control procedures.

         The Compensation Committee currently consists of Messrs. Lean, Kaplowitz and Feiler. The Compensation Committee is expected to periodically review and evaluate officers' compensation and will administer the Company's stock option plans.

         It is not expected that any director or committee member will receive any compensation for acting in such capacity. The Company will reimburse directors and committee members for all ordinary and necessary expenses incurred in attending any meeting of the board or any committee thereof.

         During the fiscal year ended December 31, 2000, the Company's Board of Directors met four times on February 1, 2000, May 4, 2000, August 10, 2000 and November 28, 2000, at which all of the Directors were present, and acted by written consent three times on February 10, 2000, October 31, 2000 and December 12, 2000; the Audit Committee met on May 4, 2000 and the Compensation Committee did not meet.

                             Executive Compensation

                           Summary Compensation Table

         The following table sets forth all cash compensation for services rendered in all capacities to the Company, for the fiscal years ended December 31, 2000, December 31, 1999 and December 31, 1998 paid to the Company's Chief Executive Officer, and the other most highly compensated executive officers (the "Named Executive Officers") at the end of the above fiscal years whose total annual salary plus bonus exceeded $100,000 per annum.

                             Executive Compensation

         The Summary Compensation Table below sets forth compensation paid by the Company and its subsidiaries for the last three fiscal year for services in all capacities for its CEO and any other Named Executive Officer who received a total annual salary and bonus from the Company which exceeded $100,000.

Summary Compensation Table

------------------------------------------------------------------------------------------------
      Name and          Year/                               Restricted
      Principal        Period       Annual                    Stock      Options/       Other
      Position          Ended    Compensation      Bonus      Awards       SARs     Compensation
      --------          -----    ------------      -----      ------       ----     ------------
------------------------------------------------------------------------------------------------
Jack Berkovits, Chief    2000      $ 266,756     $ 200,067       0       195,000     $ 12,000(1)
Executive Officer        1999      $ 247,645     $       0       0        10,000     $ 12,000(1)
and Chairman             1998      $ 216,951     $ 125,000       0       266,000     $ 12,000(1)

------------------------------------------------------------------------------------------------

Gadi Beer, Vice          2000(2)   $ 142,199     $       0       0             0     $  8,854(3)
President of Sales       1999      $ 167,724     $       0       0             0     $  7,710(4)
and Marketing            1998      $ 196,755     $       0       0        10,000     $  7,710(4)
Aviv (2)
------------------------------------------------------------------------------------------------

(1)      Represents monthly auto allowance.

(2) Mr. Beer's employment with the Company commenced on June 1, 1997, after the Company's acquisition of Aviv. Mr. Beer's employment with the company was terminated in October, 2000.

(3)      Represents car allowance of $6,195 and health insurance of $2,659.

(4)      Represents car allowance of $5,628 and health insurance of $2,082.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

         Jack Berkovits and the Company entered into a three year employment agreement commencing April 17, 1997 for Mr. Berkovits to serve as Chief Executive Officer and President at an annual salary of $250,000 with yearly increases of no less than $10,000 (the "Employment Agreement"). The Employment Agreement was renewed on the same terms and conditions for an additional term of one year terminating on April 17, 2001, and then was again further renewed on the same terms and conditions for a further term of one year terminating on April 17, 2002. The Employment Agreement provides that should Mr. Berkovits die during the term of the Employment Agreement, his estate or designee shall receive, upon his death, a dollar amount equal to two years full salary. In the event of disability, Mr. Berkovits is to receive 70% of his salary for the remainder of the term of the Employment Agreement. The Employment Agreement also provides for the Company to maintain approximately $2,000,000 in key-man insurance on the life of Mr. Berkovits. Currently, the Company is beneficiary of two "key-man" term policies with a total death benefit of $840,000. The $700,000 policy has been assigned to secure the Company's financing facilities with The Bank of Nova Scotia. The Company maintains a third policy with a death benefit of $1.1 million for which Mr. Berkovits' family is the beneficiary.

         Based upon any wrongful termination, which includes changes in control of the Company through an acquiring person (any person who has acquired or announces a tender offer or exchange for 25% of the Company), a sale of substantially all of the assets or merger, acquisition of the Company or its consolidation with another, or certain types of board changes, the Company shall pay Mr. Berkovits a lump sum payment, based upon his then compensation, including benefits and other perquisites, from such termination. Such payment shall be the balance of his compensation for the remainder of the term or compensation for one year whichever is less; provided however, if the payment is in excess of $100,000, then such excess shall be payable in equal quarterly payments with interest at the then legal rate. The Employment Agreement also contains a one-year non-competition provision within a 200 mile radius of the Company's primary operation in Canada or anywhere in the United States.

         The Company entered into an employment agreement with Gadi Beer, the Vice-President of Sales and Marketing of Aviv for a term of one year terminating on February 9, 2000, which was renewed on the same terms and conditions for an additional term of one year terminating on February 10, 2001. However, in October, 2000, Mr. Beer's employment with the company was terminated. Mr. Beer had earned an annual base salary of $120,000 and was entitled to receive 0.8% of the total sales of Aviv. Mr. Beer had agreed to a covenant not to compete with the Company for a period of three years from the date of termination of the agreement.

         No other officer has an employment agreement with the Company.

Compensation of Directors

         There are no standard arrangements for the payment of any fees to directors of the Company for acting in such capacity. Directors are reimbursed for expenses for attending meetings.

         The Company has adopted a 1999 Stock Option Plan, a 1998 Stock Option Plan and a 1996 Stock Option Plan pursuant to which options have been granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the Company. See "Options to Named Executive Officers" and "Stock Option Plans" below.

Options to Named Executive Officers

         The following tables set forth certain information with respect to all outstanding stock options granted during 2000 to the Company's Named Executive Officers.

                                               Option Grants

                                                                                Potential Realizable
                                                                                  Value at Assumed
                      Number of                                                    Annual Rates of
                     Securities     % of Total                                       Stock Price
                     Underlying   Options Granted   Exercise                       Appreciation for
                       Options      to Employees      Price       Expiration          Option Term
Name of Holder         Granted     in Fiscal Year   ($/Share)        Date         5%($)          10%($)
--------------         -------     --------------   ---------        ----         -----          ------
Jack Berkovits          10,000           3.33%      $  4.125       07/19/10          -0-         7,382.67
                       180,000          60.00%      $   1.00       11/09/10     168,176.23     374,412.45
                         5,000           1.67%      $   1.00       12/29/10       2,380.52       6,752.25
                       -------          ------                                  ----------     ----------
                       195,000          65.00%                                  170,556.75     388,547.37


Gadi Beer                   -0-         -0-


Option Exercises in Last Fiscal Year and Fiscal Year End Values (1)

                                                                                                 Value of
                                                                     Number of                 Unexercised
                                                                    Unexercised               In-the-Money
                                                                      Options                    Options
                              Shares                                 at FY-End                  at FY-End
                           Acquired on       Value                  Exercisable/              Exercisable/
Name                       Exercise (#)     Realized                Unexercisable             Unexercisable
-----------------------------------------------------------------------------------------------------------
                                            $                                                 $
Jack Berkovits                 -0-             -0-                   -0-/195,000                 -0-/-0-


Gadi Beer                      -0-             -0-                     -0-/-0-                   -0-/-0-


(1) The closing bid price of a share of the Company's Common Shares at December 31, 2000 was $0.9062.

Stock Option Plans

1996 Stock Option Plan

         In December 1996, the board of directors and shareholders adopted the 1996 D.G. Jewelry Stock Option Plan (the "1996 Plan"), pursuant to which 500,000 common shares were provided for issuance. As of the date of this Proxy Statement, all of such options have been granted and exercised.

         In February 1997, the Board granted 172,500 options under the 1996 Plan to 20 persons, including officers, directors and key employees. The options were to be exercisable at $4.50 per share for five years expiring February 9, 2002. On August 22, 1997, the Compensation Committee lowered the exercise price to $1.38, which was the Company's share price on such date. On August 22, 1997, the Company granted an additional 327,500 options exercisable at $1.38 per share to Jack Berkovits. All options granted vested at the rate of twenty five percent (25%) every six months so that the options were fully vested two years from their issuance date. The table below reflects the options under the 1996 Plan granted to the present officers and directors of the Company and the percentage of Options issued under the 1996 Plan, all of which have been exercised.

         Officer and/or Director         Expiration Date      Options         Percent    Exercise Price
         -----------------------         ---------------      -------         -------    --------------
         Jack Berkovits                    (1)                377,500          75.5%         $  1.38


         Anca Periet                       02/09/02            10,000           2.0%         $  1.38


         Leonard Fasullo                   02/09/02            15,000           3.0%         $  1.38
         -------------------------------------------------------------------------------------------

(1) 327,500 of such options were to expire on August 21, 2002 and 50,000 were to expire on February 9, 2002, however all such options were exercised prior to their expiration dates.

1998 Stock Option Plan

         In July 1998, the Board granted 500,000 options to 34 persons including officers, directors, consultants and key employees. The options were exercisable at the following prices; $2.77 (410,000 options); $3.25 (40,000 options); and $4.00 (50,000 options). The 500,000 options issued represent all of the options authorized for issuance under the 1998 Stock Option Plan. All such options vest at the rate of twenty five percent (25%) every six months so that the options are fully vested two years from their issuance date. In 1999, a total of 4,250 options were forfeited to the Company by two employees who ended their employment with the Company. Pursuant to the 1998 Stock Option Plan, the 4,250 options may be reissued at the discretion of the Board of Directors. In March 2001, the Company agreed to reduce the exercise price on options held by certain officers, directors and employees of the Company, please see the discussion below.

         The table below reflects the Options under the 1998 Stock Option Plan granted to the present officers and directors of the Company and the percentage of Options issued under the 1998 Stock Option Plan.

                                                                 Current
                                           Expiration   Total    Options
         Officer and/or Director              Date     Options  Outstanding    Percent Exercise Price
         -----------------------              ----     -------  -----------    ------- --------------
         Jack Berkovits                     07/14/03   266,000    66,500         53.2%   $ 1.00


         Leonard Fasullo                    07/14/03    20,000     5,000          4.0%   $ 1.00


         Theodore L. Bonsignore             07/14/03    10,000    10,000          2.0%   $ 1.00


         Myer Feiler                        07/14/03    60,000    45,000         12.0%   $(1)


         Anca Periet                        07/14/03    20,000     5,000          4.0%   $ 1.00


         Ben Tzion Berkovits                07/14/03     5,000     1,250          1.0%   $ 1.00


         Bruce Fleischer                    07/14/03     5,000     5,000          1.0%   $ 2.77
         -------------------------------------------------------------------------------------------

(1) 7,500 of the outstanding options are exercisable at $2.77 and the remaining 37,500 are at $4.00 per share.

1999 Stock Option Plan

         In July 1999, the board of directors and shareholders adopted the 1999 Stock Option Plan (the "1999 Plan"). The 1999 Plan will be administered by the compensation committee or our board of directors, who will determine among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of common shares issuable upon the exercise of the options and the option exercise price. The options may be granted as either of the following: (a) incentive stock options, or (b) non-qualified stock options. 500,000 shares may be issued under the 1999 Plan. As of the date of this Proxy Statement, 435,500 options have been granted under the 1999 Plan, of which 2,000 have expired unexercised.

         In connection with the 1999 Plan, the exercise price of each incentive stock option may not be less than one hundred (100%) of the fair market value of the Company's common shares on the date of grant or one hundred ten percent (110%) of fair market value in the case of an employee holding ten percent (10%) or more of the Company's outstanding common shares. The aggregate fair market value of the common shares for which incentive stock options granted to any employee are exercisable for the first time by such employee during any calendar year, pursuant to all of the Company's, or any related corporation's, stock option plan, may not exceed $100,000. Non-qualified stock options may be granted at a price determined by the Company's compensation committee, but not at less than eighty five percent (85%) of the fair market value of the Company's common shares. Stock options granted pursuant to the Company's 1999 Plan will expire not more than ten years from the date of grant.

         The 1999 Plan is effective for a period of ten years, expiring in 2009. Options may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the Company. The 1999 Plan is designed to enable the Company's management to attract and retain qualified and competent directors, employees, consultants and independent contractors. Options granted under the 1999 Plan may be exercised for up to ten years, and shall be at an exercise price all as determined by the Company's board of directors. Options are non-transferable except by the laws of descent and distribution or a change in control of us, as defined in the 1999 Plan, and are exercisable only by the participant during his or her lifetime. Change in control includes (a) the sale of substantially all of the Company's assets and the Company's merger or consolidation with another company, or (b) a majority of the board of directors changes other than by election by the Shareholders pursuant to board solicitation or by vacancies filled by the board caused by death or resignation of such person.

         If a participant ceases affiliation with the Company by reason of death, permanent disability or retirement at or after age seventy, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant three months to exercise, except for termination for cause which results in immediate termination of the option.

         Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the 1999 Plan.

         The 1999 Plan may be terminated or amended at any time by the Company's board of directors, except that the number of common shares reserved for issuance upon the exercise of options granted under the 1999 Plan may not be increased without the consent of the Company's Shareholders.

         In March 2001, the Company agreed to reduce the exercise price on options held by certain officers, directors and employees of the Company, please see the discussion below.

         The table below reflects the Options under the 1999 Plan granted to the present officers and directors of the Company and the percentage of Options issued under the 1999 Plan.

         Officer and/or Director         Expiration Date    Options       Percent     Exercise Price
         -----------------------         ---------------    -------       -------     --------------
         Jack Berkovits                       (1)           195,000        44.8%        $   1.00


         Myer Feiler                          (2)            35,000         8.0%        $   1.00


         Theodore L. Bonsignore               (3)            15,000         3.4%        $   1.00


         Jay M. Kaplowitz                     12/29/10        5,000         1.1%        $   1.00


         Steven Reichmann                     12/29/10        5,000         1.1%        $   1.00


         Andrew R. Reiser                     12/29/10        5,000         1.1%        $   1.00


         Ralph E. Lean, Q.C                   12/29/10        5,000         1.1%        $   1.00


         Anca Periet                          11/09/10       35,000         8.0%        $   1.00


         Ben Tzion Berkovits                  11/09/10       35,000         8.0%        $   1.00


         Leonard Fasullo                      01/03/11        2,000         0.5%        $   1.00


         Michael P. Johns                     03/29/11       15,000         3.4%        $   1.00


         Kenneth H. Saul(4)                   02/23/11       10,000         2.3%        $   1.00


         Bruce Fleischer                      01/03/11        1,000         0.2%        $   1.00


(1)      10,000 of such options expire 07/19/10, 5,000 expire 12/29/10, and the remaining 180,000 expire 01/03/11.

(2)      10,000 of such options expire 07/19/10, 5,000 expire 12/29/10, and the remaining 20,000 expire 01/03/11.

(3) 10,000 of such options expire 07/19/10, and the remaining 5,000 expire 12/29/10.

(4)      2,500 of such options were exercised on  May 23, 2001.

         On March 12, 2001, the Board of Directors approved the cancellation and re-issuance of certain options issued to certain current and former officers, directors and employees of the Company under the 1998 Stock Option Plan and the 1999 Plan. The exercise price for the re-issued options was changed from $2.77 under the 1998 Stock Option Plan, and $4.125 and $5.25 under the 1999 Plan, to $1.00.

         An aggregate of 93,000 options under the 1998 Stock Option Plan were cancelled and reissued to a total of 7 persons, including Jack Berkovits (66,500 options), Theodore L. Bonsignore (10,000 options), Leonard Fasullo (5,000 options) and Anca Periet (5,000 options).

         An aggregate of 42,500 options under the 1999 Plan were cancelled and reissued to a total of 5 persons, including Jack Berkovits (10,000 options), Theodore L. Bonsignore (10,000 options), Ronald Rutman (10,000 options) and Myer Feiler (10,000 options).

         The number of options listed for each of the foregoing individuals represents an identical number of options owned by such individuals prior to the cancellation and re-issuance.

Indemnification of Officers and Directors

         The Company shall, to the fullest extent permitted by the laws of the Province of Ontario, as the same may be amended and supplemented, indemnify its officers and directors pursuant to said section from and against any and all expenses, liabilities or other matters referred in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of Shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Company will have the power to purchase and maintain officers' and directors' liability insurance in order to insure against the liabilities for which such officers and directors are indemnified pursuant to Article 6.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, it may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Executive Compensation Policy

         The Company's executive compensation policy is designed to attract, motivate, reward and retain the key executive talent necessary to achieve the Company's business objectives and contribute to the long-term success of the Company. In order to meet these goals, the Company's compensation policy for its executive officers focuses primarily on determining appropriate salary levels and providing long-term stock-based incentives. To a lesser extent, the Company's compensation policy also contemplates performance-based cash bonuses.

         Cash Compensation. In determining its recommendations for adjustments to officers' base salaries, the Company focuses primarily on the scope of each officer's responsibilities, each officer's contributions to the Company's success in moving toward its long-term goals during the fiscal year, the accomplishment of goals set by the officer and approved by the Board for that year, the Company's assessment of the quality of services rendered by the officer, comparison with compensation for officers of comparable companies and an appraisal of the Company's financial position. In certain situations, relating primarily to the completion of important transactions or developments, the Company may also pay cash bonuses, the amount of which will be determined based on the contribution of the officer and the benefit to the Company of the transaction or development.

         Equity Compensation. The grant of stock options to executive officers constitutes an important element of long-term compensation for the executive officers. The grant of stock options increases management's equity ownership in the Company with the goal of ensuring that the interests of management remain closely aligned with those of the Company's Shareholders. The Board believes that stock options in the Company provide a direct link between executive compensation and Shareholder value. By attaching vesting requirements, stock options also create an incentive for executive officers to remain with the Company for the long term. See "Stock Option Plans."

                           CORPORATE PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative total Shareholder return from April 18, 1997 through December 31, 2000 for the Company, the Nasdaq Stock Market - U.S. Index ("Nasdaq U.S.") and the Nasdaq Non-Financial Index ("Nasdaq Non-Financial").


                                                                    Nasdaq
                                DG Jewelry      Nasdaq U.S.     Non- Financial
                                ----------      -----------     --------------

         April 18, 1997            100.00          100.00          100.00
         December 31, 1997          12.50          130.06          126.16
         December 31, 1998          21.88          183.37          185.16
         December 31, 1999          16.67          340.77          363.01
         December 31, 2000           1.05          204.87          211.54


         The graph assumes that the value of the investment in the Company's Common Shares, the Nasdaq U.S. and the Nasdaq Non-Financial was $100 on April 18, 1997 and that all dividends were reinvested. No dividends have been declared or paid on the Company's Common Shares.

                              CERTAIN TRANSACTIONS

         In February 1995, the Company entered into a ten year lease consisting of 23,000 square feet for its executive offices and manufacturing operations in North York, Ontario. The lease is with 1001 Petrolia Road Limited Partnership ("Petrolia L.P."), the general partner being 1013418 Ontario Inc.

         Jack Berkovits, Chairman, CEO and President of the Company, is the sole owner, officer and director of that general partner. Current rent is $110,886 and increases each year by the greater of $.37 a square foot or the percentage increase in the Consumer Price Index for the Municipality of Metropolitan Toronto. Additionally, the Company is paying real estate taxes, utilities and insurance aggregating $97,000 per year for this facility. Management is of the opinion that the lease is on terms as favorable as would be obtainable from unaffiliated third parties.

         Petrolia L.P. through 1013418 Ontario, Inc., the general partner, of which Mr. Berkovits is the sole shareholder, officer and director, had obtained a five year, $660,000 mortgage on the property, which was renewed in October 1998. On December 31, 2000, the principal amount outstanding was $504,759. The Company is a guarantor of this mortgage.

         Jack Berkovits loaned the Company monies from time to time for operations and working capital which sums at December 31, 2000 aggregated approximately $1.9 million with an interest rate of fifteen percent (15.0%).

         Diamante is a Canadian company operating under the name Oromart which has five retail jewelry stores and operates jewelry departments in ten Best Value Discount Stores. Diamante is owned by Yamit Karp, daughter of Jack Berkovits. The inventory provided to Diamante, consists primarily of manufacturing surplus, returns or refurbished jewelry, and on occasion gold chains and watches purchased by the Company for resale to Diamante. The inventory is secured by a registered security agreement covering the assets of Diamante, which security agreement has been assigned to The Bank of Nova Scotia which holds a substantial security interest in our assets. Diamante has guaranteed our bank financing and provided the bank with a direct security interest in its assets. We consolidated, for financial reporting purposes, with Diamante until February 7, 1997, the termination date of the agreement with Diamante reflecting our control over that retail operation. We perform certain administrative functions for Diamante.

         Diamante leases each facility for its five stores, of which one lease is guaranteed by the Company. This lease is terminable by Diamante on ninety days written notice, and is for five years, is a net, net lease, with renewal options for a rental rate of approximately $17,000 per year plus taxes, maintenance, insurance and utilities.

         Pegasus Acquisition Corp. I is a Delaware corporation, authorized to transact business in Arizona and in Michigan. Pegasus Acquisition Corp. I is owned by Yamit Karp, daughter of Jack Berkovits. Pegasus Acquisition Corp. I has three jewelry stores in the Phoenix, Arizona area, and is about to open a new

Birch Run store in central Michigan, near Frankenmuth. Pegasus leases each facility for its stores, all of which are guaranteed by the Company.

         Florida Acquisition I Corp. is a Delaware corporation, authorized to transact business in Florida. Florida Acquisition I Corp. is owned by Yamit Karp, daughter of Jack Berkovits. Florida Acquisition I Corp. has one store in Coral Gables, Florida, where it leases its facility, guaranteed by the Company.

         In connection with the purchase of Aviv, the Company agreed to issue the former owners of Aviv an amount of shares having a value of $325,000 based on the average closing price in April 1999 in settlement of a note in that amount. Based on such closing prices, the Company issued an aggregate of 45,145 shares. All of the former owners of Aviv were employees of the Company but none are currently employees of the Company.

         The Company has entered into a supply agreement with NetJewels.com, Inc. ("NetJewels"), which is owned fifty percent (50%) by the Company and fifty percent (50%) by two sons of Jack Berkovits. The agreement provides that NetJewels will purchase jewelry from the Company on the best terms offered to the Company's other customers. In turn, NetJewels will sell such jewelry to or through certain Internet companies who have previously entered into arrangements with the Company. In June 1999, the Company transferred certain Internet contracts to NetJewels for an aggregate purchase price of $1,800,000. As of December 31, 2000, the Company has advanced inventory, monies and services for approximately $2.1 million to NetJewels, to provide it with product and working capital. The Company has provided for non-collectibility of this account in its entirety.

         The Company provides general corporate services to NetJewels at a price of $5,000 per month plus actual expenses. These services include maintenance of insurance, property and casualty, medical, dental and life, payroll processing, including the withholding of taxes, employment insurance and Canada pension plan payments, preparation and filing of tax returns, benefits and administration and telecommunications.

         The Company entered into an agreement to sublet 3,000 square feet of its office space to NetJewels at an annual rent of $6,000. The sublease has a term of two years and three months and expires on December 31, 2001, with an option for an additional five years.

         During the year ended December 31, 2000, the Company paid Theodore L. Bonsignore $166,000 in consulting fees. Mr. Bonsignore is a director of the Company and the General Manager of its Diamonair subsidiary. Mr. Bonsignore was paid for his work as a consultant to both the Company and to Diamonair.

         All transactions between the Company, its officers, directors, principal shareholders or affiliates are, in the opinion of management, except for the interest rate charges on a portion of Mr. Berkovits' loans which are above the market rate, on terms no less favorable to the Company than may be obtained from unaffiliated third parties. All future transactions and loans between itself and its officers, directors and five percent (5%) shareholders are to be on terms no less favorable than could be obtained from independent, unaffiliated parties and will be approved by a majority of the independent, disinterested directors of the Company.

                                   PROPOSAL 2

TO APPROVE THE COMPANY'S 2001 STOCK OPTION PLAN

         The Board of Directors believes that it is in the best interest of the Company to adopt a new stock option plan, to be called the 2001 Stock Option Plan (the "2001 Plan"). A copy of the 2001 Plan is provided as Exhibit A. A summary of the 2001 Plan is provided below.

         The 2001 Plan will be administered by the compensation committee and/or our board of directors, who will determine among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of common shares issuable upon the exercise of the options and the option exercise price. The options may be granted as either of the following: (a) incentive stock options, or (b) non-qualified stock options. 500,000 shares may be issued under the 2001 Plan.

         Under the proposed 2001 Plan, the exercise price of each incentive stock option may not be less than one hundred (100%) of the fair market value of the Company's common shares on the date of grant or one hundred ten percent (110%) of fair market value in the case of an employee holding ten percent (10%) or more of the Company's outstanding common shares. The aggregate fair market value of the common shares for which incentive stock options granted to any employee are exercisable for the first time by such employee during any calendar year, pursuant to all of the Company's, or any related corporation's, stock option plan, may not exceed $100,000. Non-qualified stock options may be granted at a price determined by the Company's compensation committee, but not at less than eighty five percent (85%) of the fair market value of the Company's common shares. Stock options granted pursuant to the Company's 1999 Plan will expire not more than ten years from the date of grant.

         It is proposed that the 2001 Plan be effective for a period of ten years, expiring, if approved at the 2001 Annual Meeting of Shareholders, in 2011. Options may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the Company. The 2001 Plan is designed to enable the Company's management to attract and retain qualified and competent directors, employees, consultants and independent contractors. Options granted under the 2001 Plan may be exercised for up to ten years, and shall be at an exercise price all as determined by the Company's board of directors. Options are non-transferable except by the laws of descent and distribution or a change in control of the Company, as defined in the 2001 Plan, and are exercisable only by the participant during his or her lifetime. Change in control includes (a) the sale of substantially all of the Company's assets and the Company's merger or consolidation with another company, or (b) a majority of the board of directors changes other than by election by the Shareholders pursuant to board solicitation or by vacancies filled by the board caused by death or resignation of such person.

         If a participant ceases affiliation with the Company by reason of death, permanent disability or retirement at or after age seventy, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant three months to exercise, except for termination for cause which results in immediate termination of the option.

         Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the 2001 Plan.

         The 2001 Plan may be terminated or amended at any time by the Company's board of directors, except that the number of common shares reserved for issuance upon the exercise of options granted under the 2001 Plan may not be increased without the consent of the Company's Shareholders.

         The approval of the proposed 2001 Stock Option Plan will require the affirmative vote of the majority of the shares present in person or represented by proxy at the Meeting.

The Board of Directors believes that approval of the proposed 2001 Stock Option Plan is in the best interests of the Company and unanimously recommends a vote for its approval.


                                   PROPOSAL 3

RATIFICATION OF SOLURSH FELDMAN & PARTNERS, LLP, CHARTERED ACCOUNTANTS, AS THE COMPANY'S INDEPENDENT CHARTERED PUBLIC ACCOUNTANTS FOR THE ENSUING YEAR

         The Board of Directors has unanimously approved and unanimously recommends that the Shareholders approve the appointment of Solursh Feldman & Partners, LLP, Chartered Accountants as the Company's independent chartered accountants for the ensuing year. A member of Solursh Feldman & partners, LLP, Chartered Accountants will be available to answer questions and will have the opportunity to make a statement if he or she so desires at the Meeting.

                            Shareholder Vote Required

         Ratification of the appointment of Solursh Feldman & Partners, LLP, Chartered Accountants as the Company's independent chartered accountants for the ensuing year will require the affirmative vote of the majority of the shares present in person or represented by proxy at the Meeting.

         The Board of Directors recommends a vote for the ratification of the appointment of Solursh Feldman & Partners, LLP, Chartered Accountants as the Company's independent chartered accountants for the ensuing year.

                                  OTHER MATTERS

         The Board of Directors does not know of any matters other than those referred to in the Notice of Meeting which will be presented for consideration at the meeting. However, it is possible that certain proposals may be raised at the meeting by one or more Shareholders. In such case, or if any other matter should properly come before the meeting, it is the intention of the person named in the accompanying proxy to vote such proxy in accordance with his or her best judgement.


                             SOLICITATION OF PROXIES

         The cost of soliciting proxies will be borne by the Company. Solicitations may be made by mail, personal interview, telephone, and telegram by directors, officers and employees of the Company. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy material to beneficial owners of the Company's capital stock.

                              SHAREHOLDER PROPOSALS

         In order to be included in the materials for the Company's next Annual Meeting of Shareholders, Shareholder proposals must be received by the Company on or before March 31, 2002.

                  CERTAIN INFORMATION INCORPORATED BY REFERENCE

         The information required to be furnished pursuant to Item 13(a) of
Schedule 14A is hereby incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "Form 10-K"), as filed with the Securities and Exchange Commission.


ANNUAL AND QUARTERLY REPORTS TO THE SECURITIES AND EXCHANGE COMMISSION

         The Form 10-K will be made available to Shareholders free of charge by writing to 1001 Petrolia Road, Toronto, Ontario M3J 2X7, Attention: Corporate Secretary.

By Order of the Board of Directors,


Samuel Jacob "Jack" Berkovits
Chairman, President and Chief Executive Officer

July 17, 2001

EXHIBIT A

                                D.G. JEWELRY INC.
                             2001 STOCK OPTION PLAN

1.  PURPOSE OF PLAN;  ADMINISTRATION

1.1  Purpose.

         D.G. Jewelry Inc. 2001 Stock Option Plan (hereinafter, the "Plan") is hereby established to grant to officers, and other employees of D.G. Jewelry Inc., and of its parents, and of its subsidiaries (as defined in Sections 424(e) and (f), respectively, of the United States Internal Revenue Code of 1986, as amended (the "Code")), if any (individually and collectively, the Company"), and to non employee directors, consultants and advisors and other persons who may perform significant services for or on behalf of the Company, a favorable opportunity to acquire common stock ("Common Stock"), of the Company and thereby to create an incentive for such persons to remain in the employ of or provide services to the Company and to contribute to its success.

         The Company may grant under the Plan both incentive stock options within the meaning of Section 422 of the Code ("Incentive Stock Options") and stock options that do not qualify for treatment as Incentive Stock Options ("Nonstatutory Options"). Unless expressly provided to the contrary herein, all references herein to "options", shall include both incentive Stock Options and Nonstatutory Options.

1.2  Administration.

         The Plan shall be administered by the Board of Directors of the Company (the "Board") if each member is a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"), or a committee (the "Committee") of two or more directors, each of whom is a Non-Employee Director. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

         A majority of the members of the Committee shall constitute a quorum for the purposes of the Plan. Provided a quorum is present, the Committee may take action by affirmative vote or consent of a majority of its members present at a meeting. Meetings may be held telephonically as long as all members are able to hear one another, and a member of the Committee shall be deemed to be present for this purpose if he or she is in simultaneous communication by telephone with the other members who are able to hear one another. In lieu of action at a meeting, the Committee may act by written consent of a majority of its members.


         Subject to the express provisions of the Plan, the Committee shall have the authority to construe and interpret the Plan and all Stock Option Agreements

(as defined in Section 3.4) entered into pursuant hereto and to define the terms used therein, to prescribe, adopt, amend and rescind rules and regulations relating to the administration of the Plan and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Committee may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper; and, provided, further, in its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan, and, in such case, references to the term "Committee" herein will be deemed to be references to the Board, as appropriate. Subject to the express limitations of the Plan, the Committee shall designate the individuals from among the class of persons eligible to participate as provided in Section 1.3 who shall receive options whether an optionee will receive Incentive Stock Options or Nonstatutory Options, or both, and the amount, price, restrictions and all other terms and provisions of such options (which need not be identical).

         Members of the Committee shall receive such compensation for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee may incur in connection with the administration of this Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and the Company's officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully protected by the Company in respect of any such action, determination or interpretation.

1.3  Participation.

         Officers and other employees of the Company, non-employee directors, consultants and advisors and other persons who may perform significant services on behalf of the Company shall be eligible for selection to participate in the Plan upon approval by the Committee; provided, however, that only "employees" (within the meaning of Section 3401(c) of the Code) of the Company shall be eligible for the grant of Incentive Stock Options. An individual who has been granted an option may, if otherwise eligible, be granted additional options if the Committee shall so determine. No person is eligible to participate in the Plan by matter of right; only those eligible persons who are selected by the Committee in its discretion shall participate in the Plan.

1.4   Stock Subject to the Plan.

         Subject to adjustment as provided in Section 3.5, the stock to be offered under the Plan shall be shares of authorized but unissued Common Stock, including any shares repurchased under the terms of the Plan or any Stock Option Agreement entered into pursuant hereto. The cumulative aggregate number of shares of Common Stock to be issued under the Plan shall not exceed 500,000, subject to adjustment as set forth in Section 3.5.

         If any option granted hereunder shall expire or terminate for any reason without having been fully exercised, the unpurchased shares subject thereto shall again be available for the purposes of the Plan. For purposes of this Section 1.4, where the exercise price of options is paid by means of the grantee's surrender of previously owned shares of Common Stock, only the net number of additional shares issued and which remain outstanding in connection with such exercise shall be deemed "issued" for purposes of the Plan.


2.  STOCK OPTIONS

2.1  Exercise Price; Payment

         (a) The exercise price of each Incentive Stock Option granted under the Plan shall be determined by the Committee, but shall not be less than 100% of the "Fair Market Value" (as defined below) of Common Stock on the day immediately preceding the date of grant. If an Incentive Stock Option is granted to an employee who (i) at the time such option is granted owns (within the meaning of section 424(d) of the Code) more than 10% of the total combined voting power of all classes of capital stock of the Company and (ii) is a U.S. resident, the option exercise price shall be at least 110% of the Fair Market Value of Common Stock on the day immediately preceding the date of grant. The exercise price of each Nonstatutory Option also shall be determined by the Committee, but shall not be less than 85% of the Fair Market Value of Common Stock on the day immediately preceding the date of grant. The status of each option granted under the Plan as either an Incentive Stock Option or a Nonstatutory Option shall be determined by the Committee at the time the Committee acts to grant the option, and shall be clearly identified as such in the Stock Option Agreement relating thereto.

         "Fair Market Value" for purposes of the Plan shall mean: (i) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any, on the day immediately preceding the date of grant, or, if shares were not traded on the day immediately preceding such date of grant, then on the next preceding trading day during which a sale occurred; or (ii) if Common Stock is not traded on an exchange but is quoted on Nasdaq or a successor quotation system, (1) the last sales price (if Common Stock is then listed on the Nasdaq Stock Market) or (2) the mean between the closing representative bid and asked price (in all other cases) for Common Stock on the day prior to the date of grant as reported by Nasdaq or such successor quotation system; or (iii) if there is no listing or trading of Common Stock either on a national exchange or over-the-counter, that price determined in good faith by the Committee to be the fair value per share of Common Stock, based upon such evidence as it deems necessary or advisable.

         (b) In the discretion of the Committee at the time the option is exercised, the exercise price of any option granted under the Plan shall be paid in full in cash, by check or by the optionee's interest-bearing promissory note (subject to any limitations of applicable state corporations law) delivered at the time of exercise; provided, however, that subject to the timing requirements of Section 2.7, in the discretion of the Committee and upon receipt of all regulatory approvals, the person exercising the option may deliver as payment in whole or in part of such exercise price certificates for Common Stock of the Company (duly endorsed or with duly executed stock powers attached), which shall be valued at its Fair Market Value on the day of exercise of the option, or other property deemed appropriate by the Committee; and, provided further, that, subject to Section 422 of the Code, so-called cashless exercises as permitted under applicable rules and regulations of the Securities and Exchange Commission and the Federal Reserve Board shall be permitted in the discretion of the Committee. Without limiting the Committee's discretion in this regard, consecutive book entry stock-for-stock exercises of options (or "pyramiding") also are permitted in the Committee's discretion. Irrespective of the form of payment, the delivery of shares issuable upon the exercise of an option shall be conditioned upon payment by the optionee to the Company of amounts sufficient to enable the Company to pay all federal, state, and local withholding taxes resulting, in the Company's judgment, from the exercise. In the discretion of the Committee, such payment to the Company may be effected through (i) the Company's withholding from the number of shares of Common Stock that would otherwise be delivered to the optionee by the Company on exercise of the option a number of shares of Common Stock equal in value (as determined by the Fair Market Value of Common Stock on the date of exercise) to the aggregate withholding taxes; (ii) payment by the optionee to the Company of the aggregate withholding taxes in cash, (iii) withholding by the Company from other amounts contemporaneously owed by the Company to the optionee, or (iv) any combination of these three methods, as determined by the Committee in its discretion.

2.2  Option Period.

         (a) The Committee shall provide, in the terms of each Stock Option Agreement, when the option subject to such agreement expires and becomes unexercisable, but in no event will an Incentive Stock Option granted under the Plan be exercisable after the expiration of ten years from the date it is granted. Without limiting the generality of the foregoing, the Committee may provide in the Stock Option Agreement that the option subject thereto expires 90 days following a Termination of Employment (as defined in Section 3.2 hereof) for any reason other than death or disability, or one year following a Termination of Employment for disability or following an optionee's death. Except as limited by the Option Agreement, the Committee may declare any options null and void if the holder of such options is terminated for cause.

         (b) Outside Date for Exercise. Notwithstanding any provision of this
Section 2.2, in no event shall any option granted under the Plan be exercised after the expiration date of such option set forth in the applicable Stock Option Agreement.

2.3  Exercise of Options.

         Each option granted under the Plan shall become exercisable and the total number of shares subject thereto shall be purchasable, in a lump sum or in such installments, which need not be equal, as the Committee shall determine; provided, however, that each option shall become exercisable in full no later than ten years after such option is granted, and each option shall become exercisable as to at least 10% of the shares of Common Stock covered thereby on each anniversary of the date such option is granted; and provided, further, that if the holder of an option shall not in any given installment period purchase all of the shares which such holder is entitled to purchase in such installment period, such holder's right to purchase any shares not purchased in such installment period shall continue until the expiration or sooner termination of such holder's option. The Committee may, at any time after grant of the option and from time to time, increase the number of shares purchasable in any installment, subject to the total number of shares subject to the option and the limitations set forth in Section 2.5. At any time and from time to time prior to the time when any exercisable option or exercisable portion thereof becomes unexercisable under the Plan or the applicable Stock Option Agreement, such option or portion thereof may be exercised in whole or in part; provided, however, that the Committee may, by the terms of the option, require any partial exercise to be with respect to a specified minimum number of shares. No option or installment thereof shall be exercisable except with respect to whole shares. Fractional share interests shall be disregarded, except that they may be accumulated as provided above and except that if such a fractional share interest constitutes the total shares of Common Stock remaining available for purchase under an option at the time of exercise, the optionee shall be entitled to receive on exercise a certified or bank cashier's check in an amount equal to the Fair Market Value of such fractional share of stock.

2.4  Transferability of Options.

         Except as the Committee may determine as aforesaid, an option granted under the Plan shall, by its terms, be nontransferable by the optionee other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order (as defined by the Code), and shall be exercisable during the optionee's lifetime only by the optionee or by his or her guardian or legal representative. More particularly, but without limiting the generality of the immediately preceding sentence, an option may not be assigned, transferred (except as provided in the preceding sentence), pledged or hypothecated (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of any option contrary to the provisions of the Plan and the applicable Stock Option Agreement, and any levy of any attachment or similar process upon an option, shall be null and void, and otherwise without effect, and the Committee may, in its sole discretion, upon the happening of any such event, terminate such option forthwith.

2.5  Limitation on Exercise of lncentive Stock Options.

         To the extent that the aggregate Fair Market Value (determined on the date of grant as provided in Section 2.1 above) of the Common Stock with respect to which Incentive Stock Options granted hereunder (together with all other Incentive Stock Option plans of the Company) are exercisable for the first time by an optionee who is a U.S. citizen in any calendar year under the Plan exceeds $100,000, such options granted hereunder shall be treated as Nonstatutory Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking options into account in the order in which they were granted.

2.6  Disqualifying Dispositions of lncentive Stock Options:

         If the option holder is a U.S. citizen and if Common Stock acquired upon exercise of any Incentive Stock Option is disposed of in a disposition that, under Section 422 of the Code, disqualifies the option holder from the application of Section 421(a) of the Code, the holder of the Common Stock immediately before the disposition shall comply with any requirements imposed by the Company in order to enable the Company to secure the related income tax deduction to which it is entitled in such event.

2.7  Certain Timing Requirements.

         At the discretion of the Committee, shares of Common Stock issuable to the optionee upon exercise of an option may be used to satisfy the option exercise price or the tax withholding consequences of such exercise, in the case of persons subject to Section 16 of the Securities Exchange Act of 1934, as amended, only (i) during the period beginning on the third business day following the date of release of the quarterly or annual summary statement of sales and earnings of the Company and ending on the twelfth business day following such date or (ii) pursuant to an irrevocable written election by the optionee to use shares of Common Stock issuable to the optionee upon exercise of the option to pay all or part of the option price or the withholding taxes made at least six months prior to the payment of such option price or withholding taxes.

2.8  No Effect on Employment.

         Nothing in the Plan or in any Stock Option Agreement hereunder shall confer upon any optionee any right to continue in the employ of the Company, any Parent Corporation (as hereinafter defined) or any Subsidiary (as hereinafter defined) or shall interfere with or restrict in any way the rights of the Company, its Parent Corporation and its Subsidiaries, which are hereby expressly reserved, to discharge any optionee at any time for any reason whatsoever, with or without cause.

         For purposes of the Plan, "Parent Corporation" shall mean any corporation in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. For purposes of the Plan, "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.  OTHER PROVISIONS

3.1  Sick Leave and Leaves of Absence.

         Unless otherwise provided in the Stock Option Agreement, (and to the extent permitted by Section 422 of the Code) an optionee's employment shall not be deemed to terminate by reason of sick leave, military leave or other leave of absence approved by the Company if the period of any such leave does not exceed a period approved by the Company, or, if longer, if the optionee's right to re-employment by the Company is guaranteed either contractually or by statute. A Stock Option Agreement may contain such additional or different provisions with respect to leave of absence as the Committee may approve, either at the time of grant of an option or at a later time.

3.2  Termination of Employment.

         For purposes of the Plan, "Termination of Employment," shall mean the time when the employee-employer relationship between the optionee and the Company, any Subsidiary or any Parent Corporation is terminated for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding (i) terminations where there is a simultaneous re-employment or continuing employment of an optionee by the Company, any Subsidiary or any Parent Corporation, (ii) at the discretion of the Committee, terminations which result in a temporary severance of the employee-employer relationship, and (iii) at the discretion of the Committee, terminations which are followed by the simultaneous establishment of a consulting relationship by the Company, a Subsidiary or any Parent Corporation with the former employee. Subject to Section 3.1, the Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment; provided, however, that, with respect to Incentive Stock Options, a leave of absence or other change in the employee-employer relationship shall constitute a Termination of Employment if, and to the extent that such leave of absence or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section.

3.3  Issuance of Stock Certificates.

         Upon exercise of an option, the Company shall deliver to the person exercising such option a stock certificate evidencing the shares of Common Stock acquired upon exercise. Notwithstanding the foregoing, the Committee in its discretion may require the Company to retain possession of any certificate evidencing stock acquired upon exercise of an option which remains subject to repurchase under the provisions of the Stock Option Agreement or any other agreement signed by the optionee in order to facilitate such repurchase provisions.

3.4  Terms and Conditions of Options.

         Each option granted under the Plan shall be evidenced by a written Stock Option Agreement ("Stock Option Agreement") between the option holder and the Company providing that the option is subject to the terms and conditions of the Plan and to such other terms and conditions not inconsistent therewith as the Committee may deem appropriate in each case.

3.5  Adjustments Upon Changes in Capitalization; Merger and Consolidation.

         If the outstanding shares of Common Stock are changed into, or exchanged for cash or a different number or kind of shares or securities of the Company or of another corporation through reorganization, merger, recapitalization, reclassification, stock split-up, reverse stock split, stock dividend, stock consolidation, stock combination, stock reclassification or similar transaction, an appropriate adjustment shall be made by the Committee in the number and kind of shares as to which options may be granted. In the event of such a change or exchange, other than for shares or securities of another corporation or by reason of reorganization, the Committee shall also make a corresponding adjustment changing the number or kind of shares and the exercise price per share allocated to unexercised options or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment, however, shall be made without change in the total price applicable to the unexercised portion of the option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices).

         In the event of a "spin-off' or other substantial distribution of assets of the Company which has a material diminutive effect upon the Fair Market Value of the Common Stock, the Committee in its discretion shall make an appropriate and equitable adjustment to the exercise prices of options then outstanding under the Plan.

         Where an adjustment under this Section 3.5 of the type described above is made to an Incentive Stock Option, the adjustment will be made in a manner which will not be considered a "modification" under the provisions of subsection 424(b)(3) of the Code.

         In connection with the dissolution or liquidation of the Company or a partial liquidation involving 50% or more of the assets of the Company, a reorganization of the Company in which another entity is the survivor, a merger or reorganization of the Company under which more than 50% of the Common Stock outstanding prior to the merger or reorganization is converted into cash or into a security of another entity, a sale of more than 50% of the Company's assets, any person or group of affiliated or associated persons, other than present management and directors, acquires 25% of more of the outstanding shares, or a similar event that the Committee determines, in its discretion, would materially alter the structure of the Company or its ownership, the Committee, upon 30 days prior written notice to the option holders, may, in its discretion, do one or more of the following: (i) shorten the period during which options are exercisable provided they remain exercisable for at least 30 days after the date the notice is given); (ii) accelerate any vesting schedule to which an option is subject; (iii) arrange to have the surviving or successor entity grant replacement options with appropriate adjustments in the number and kind of securities and option prices, or (iv) cancel options upon payment to the option holders in cash, with respect to each option to the extent then exercisable (including any options as to which the exercise has been accelerated as contemplated in clause (ii) above), of any amount that is the equivalent of the

Fair Market Value of the Common Stock (at the effective time of the dissolution, liquidation, merger, reorganization, sale or other event) or the fair market value of the option. In the case of a change in corporate control, the Committee may, in considering the advisability or the terms and conditions of any acceleration of the exercisability of any option pursuant to this Section 3.5, take into account the penalties that may result directly or indirectly from such acceleration to either the Company or the option holder, or both, under Section 280G of the Code, and may decide to limit such acceleration to the extent necessary to avoid or mitigate such penalties or their effects.

         No fractional share of Common Stock shall be issued under the Plan on account of any adjustment under this Section 3.5.

3.6  Rights of Participants and Beneficiaries.

         The Company shall pay all amounts payable hereunder only to the option holder or beneficiaries entitled thereto pursuant to the Plan. The Company shall not be liable for the debts, contracts or engagements of any optionee or his or her beneficiaries, and rights to cash payments under the Plan may not be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding while in the hands of the Company.

3.7  Government Regulations.

         The Plan, and the grant and exercise of options and the issuance and delivery of shares of Common Stock under options granted hereunder, shall be subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law) and federal margin requirements and to such approvals by any listing, regulatory' or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and options granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.8  Amendment and Termination.

         The Board or the Committee may at any time suspend, amend or terminate the Plan and may, with the consent of the option holder, make such modifications of the terms and conditions of such option holder's option as it shall deem advisable, provided, however, that, without approval of the Company's stockholders given within twelve months before or after the action by the Board or the Committee, no action of the Board or the Committee may, (i) materially increase the benefits accruing to participants under the Plan; (ii) materially increase the number of securities which may be issued under the Plan; or (iii) materially modify the requirements as to eligibility for participation in the

Plan. No option may be granted during any suspension of the Plan or after such termination. The amendment, suspension or termination of the Plan shall not, without the consent of the option holder affected thereby, alter or impair any rights or obligations under any option theretofore granted under the Plan. No option may be granted during any period of suspension nor after termination of the Plan, and in no event may any option be granted under the Plan after the expiration of ten years from the date the Plan is adopted by the Board.

3.9  Time of Grant And Exercise Of Option.

         An option shall be deemed to be exercised when the Secretary of the Company receives written notice from an option holder of such exercise, payment of the exercise price determined pursuant to Section 2.1 of the Plan and set forth in the Stock Option Agreement, and all representations, indemnifications and documents reasonably requested by the Committee.

3.10 Privileges of Stock Ownership; Non-Distributive Intent; Reports to Option Holders.

         A participant in the Plan shall not be entitled to the privilege of stock ownership as to any shares of Common Stock not actually issued to the optionee. Upon exercise of an option at a time when there is not in effect under the Securities Act of 1933, as amended, a Registration Statement relating to the Common Stock issuable upon exercise or payment therefor and available for delivery, or a Prospectus meeting the requirements of Section 10(a)(3) of said Act, the optionee shall represent and warrant in writing to the Company that the shares purchased are being acquired for investment and not with a view to the distribution thereof.

         The Company shall furnish to each optionee under the Plan the Company's annual report and such other periodic reports, if any, as are disseminated by the Company in the ordinary course to its stockholders.

3.11  Legending Share Certificates.

         In order to enforce any restrictions imposed upon Common Stock issued upon exercise of an option granted under the Plan or to which such Common Stock may be subject, the Committee may cause a legend or legends to be placed on any share certificates representing such Common Stock, which legend or legends shall make appropriate reference to such restrictions, including, but not limited to, a restriction against sale of such Common Stock for any period of time as may be required by applicable laws or regulations. If any restriction with respect to which a legend was placed on any certificate ceases to apply to Common Stock represented by such certificate, the owner of the Common Stock represented by such certificate may require the Company to cause the issuance of a new certificate not bearing the legend.

         Additionally, and not by way of limitation, the Committee may impose such restrictions on any Common Stock issued pursuant to the Plan as it may deem advisable, including, without limitation, restrictions under the requirements of any stock exchange upon which Common Stock is then traded.

3.12  Use of Proceeds.

         Proceeds realized pursuant to the exercise of options under the Plan shall constitute general funds of the Company.

3.13  Changes in Capital Structure; No Impediment to Corporate Transactions.

         The existence of outstanding options under the Plan shall not affect the Company's right to effect adjustments, re-capitalizations, reorganizations or other changes in its or any other corporation's capital structure or business, any merger or consolidation, any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting Common Stock, the dissolution or liquidation of the Company's or any other corporation's assets or business, or any other corporate act, whether similar to the events described above or otherwise.

3.14  Effective Date of the Plan.

         The Plan shall be effective as of the date of its approval by the stockholders of the Company within twelve months after the date of the Board's initial adoption of the Plan. Options may be granted but not exercised prior to stockholder approval of the Plan. If any options are so granted and stockholder approval shall not have been obtained within twelve months of the date of adoption of this Plan by the Board of Directors, such options shall terminate retroactively as of the date they were granted.

3.15  Termination.

         The Plan shall terminate automatically as of the close of business on the day preceding the tenth anniversary date of its adoption by the Board or earlier as provided in Section 3.8. Unless otherwise provided herein, the termination of the Plan shall not affect the validity of any option agreement outstanding at the date of such termination.

3.16  No Effect on Other Plans.

         The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Subsidiary or any Parent Corporation. Nothing in the Plan shall be construed to limit the right of the Company (i) to establish any other forms of incentives or compensation for employees of the Company, any Subsidiary or any Parent Corporation or (ii) to grant or assume options or other rights otherwise than under the Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise of the business, stock or assets of any corporation, partnership, firm or association.

EXHIBIT B

                                D.G. Jewelry Inc.

Audit Committee Charter

I. Purpose

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the corporation's policies, procedures and practices at all levels.

II. Composition

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of their independence from management and the corporation. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Audit Committee members and the Committee Chair shall be designated by the full board of directors upon the recommendation of the Nominating Committee.

III. Duties and Responsibilities

1. Hold such regular meetings as may be necessary and such special meetings as may be called by the Chairman of the Audit Committee or at the request of the outside auditors or Director of Internal Audit. The Committee should meet at least annually with management, the director of the internal auditing department and the outside auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

2. Review and update this Charter at least annually.

3. Provide an open avenue of communication between the internal auditors, the outside auditors, and the board of directors.

4. Recommend to the board of directors the outside auditors to be nominated, approve the compensation, and review and approve the discharge of the outside auditors.

5. Confirm the independence of the outside auditor by ensuring receipt of a formal written statement delineating all relationships between the auditor and the Company. Also, initiate dialog with the outside auditor and other actions as appropriate to assure this independence.

6. Confirm the understanding that the outside auditor is ultimately accountable to the board of directors and the audit committee, as representatives of shareholders, and that the board of directors and the audit committee have the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement).

7. Prepare a summary description of the audit committee's responsibilities and actions for inclusion in the Company's proxy statement for its annual meeting of shareholders.

8. Inquire of management, the director of internal auditing, and the outside auditor about significant risks or exposures and assess the steps management has taken to minimize such risk to the company.

9. Consider, in consultation with the outside auditor and the director of internal auditing, the audit scope and plan of the internal auditors and the outside auditor.

10. Review the Company's audited annual financial statements and the outside auditors' opinion rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles.

11. Review with management and the outside auditor any significant changes required in their audit plan and any serious difficulties or disputes with management encountered during the course of the audit.

12. Consider and review with the management and the director of internal auditing any significant findings during the year and management's responses thereto, any difficulties encountered in the course of their audits and any changes required in the planned scope of their audit plan.

13. Review the adequacy of the Company's systems of internal control, including computerized information system controls and security.

14. Obtain from the outside auditors and internal auditors their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and review the correction of controls deemed to be deficient.

15. Review filings with the SEC and other published documents containing the company's financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

16. Review policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or the outside auditor.

17. Review with the director of internal auditing and the outside auditor the results of their review of the company's monitoring compliance with the company's code of conduct.

18. Review legal and regulatory matters that may have a material impact on the financial statements, related company compliance policies, and programs and reports received from regulators.

19. Report committee actions to the board of directors with such recommendations as the committee may deem appropriate.

20. Maintain minutes or other records of meetings and activities of the Audit Committee.

21. The committee will perform such other functions as assigned by law, the company's charter or bylaws, or the board of directors.